NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Keith B. Cox
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (August 7, 2003) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended June 30, 2003, of $6,791,000 or $0.81 per share. This compares to net income of $5,879,000 or $0.70 per share for the quarter ended March 31, 2003, and compares to net income of $3,742,000 or $0.44 per share for the quarter ended June 30, 2002.
     Net income for the nine months ended June 30, 2003, was $17,725,000 or $2.10 per share, compared to net income of $12,929,000 or $1.53 per share for the nine months ended June 30, 2002.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates five offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit, Springfield, St. Charles, and St. Louis, Missouri as well as Overland Park, Leawood, and Lawrence, Kansas. On December 19, 2002, NASB Financial, Inc. merged with CBES Bancorp, Inc.
As a result of the merger, NASB Financial, Inc. acquired assets of $109.9 million and assumed liabilities of $94.3 million.

                (Financial Highlights Schedule Attached)


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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Nine months ended
                                        -------------------------------------  -----------------------
                                          6/30/03      3/31/03      6/30/02     6/30/03      6/30/02
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   12,429       11,818        9,985       35,996       28,751
Provision for loan losses                     206           42           18          266          509
Non-interest income                         5,074        4,092        1,159       11,493        8,480
Non-interest expense                        6,255        6,309        5,181       18,406       15,747
Income tax expense                          4,251        3,680        2,203       11,092        8,046
                                           -------      -------      -------      -------      -------
   Net income                          $    6,791        5,879        3,742       17,725       12,929
                                           =======      =======      =======      =======      =======

FINANCIAL CONDITION DATA:
Total assets                           $ 1,122,791    1,112,569      932,338    1,122,791      932,338
Total loans and mortgage-backed
  and related securities                 1,055,145    1,005,600      854,814    1,055,145      854,814
Customer deposit accounts                  660,669      657,000      564,816      660,669      564,816
Stockholders' equity                       122,549      117,567      103,601      122,549      103,601


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     14.54        13.93        12.31        14.54        12.31
Earnings per share                            0.81         0.70         0.44         2.10         1.53
Cash dividends paid per share                 0.17         0.17         0.15         0.49         0.43


Return on assets (annualized net income
  divided by total average assets)           2.43%        2.12%        1.61%        2.25%        1.81%

Return on equity (annualized net income
  divided by average stockholder's equity)  22.63%       20.38%       14.65%       20.37%       17.32%


Weighted average shares outstanding      8,435,535    8,438,653    8,418,968    8,433,872    8,446,417

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